UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                         AMERICAN WATER WORKS CO., INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   030411 10 2
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         |X|    Rule 13d-1(b)
                         |_|    Rule 13d-1(c)
                         |_|    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 7 pages

---------------------                                         -----------------
CUSIP No. 030411 10 2                 13G                     Page 2 of 7 Pages
---------------------                                         -----------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE BESSEMER GROUP, INCORPORATED*
              13-3093730

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)|_|
                                                                      (b)|X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-

            NUMBER OF

                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY

            OWNED BY                          7,021,554 shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING

             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              7,021,554 shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              7,021,554 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*
                                                                          |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              7.13%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              HC

------------- ------------------------------------------------------------------
*The shares reported on this page are the aggregate of the shares reported on pages 3 and 4, as The Bessemer Group, Incorporated is the parent of the other reporting persons.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 7 pages

---------------------                                         -----------------
CUSIP No. 030411 10 2                 13G                     Page 3 of 7 Pages
---------------------                                         -----------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY
              22-0770670

------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)|X|
                                                                    (b)|_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New Jersey

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              6,610,592 shs.
            NUMBER OF

                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING

             PERSON                           6,610,592 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,610,592 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.71%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK

------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                Page 3 of 7 pages

---------------------                                         -----------------
CUSIP No. 030411 10 2                 13G                     Page 4 of 7 Pages
---------------------                                         -----------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY OF FLORIDA
              59-6067333

------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)|X|
                                                                   (b)|_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              410,862 shs.
            NUMBER OF

                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY

            OWNED BY                          100 shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING

             PERSON                           410,862 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              100 shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              410,962 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*
                                                                      |_|

------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.41%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK

------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 4 of 7 pages

Item 1.

(a)      Name of Issuer:

                           American Water Works Co., Inc.

(b)      Address of Issuer's Principal Executive Offices:

                           1025 Laurel Oak Road
                           P.O. Box 1770
                           Voorhees, NJ  08043



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:
         ----------------------------------------------------------------------

         The Bessemer Group, Incorporated ("BGI") as a parent holding company and Bessemer Trust Company ("BTC") and Bessemer Trust Company of Florida ("BTF") as a group. The filing of this statement by BTC and BTF as part of a group does not constitute an admission that either of BTC or BTF controls the other. BTC and BTF are each wholly-owned by BGI.

         BTC and BTF are each trust companies that manage accounts for the benefit of others. The holders of the securities referred to in this statement are trusts for the benefit of clients of BTC or BTF, of which BTC or BTF are trustees or co-trustees, and accounts managed by BTF.

         BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTF has its principal office at 222 Royal Palm Way, Palm Beach, Florida 33480-4394.

         BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey. BTF is a trust company organized under the laws of Florida.

(d)      Title of Class of Securities:

                           Common Stock

(e)      CUSIP Number:

                           030411 10 2





                               Page 5 of 7 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) through (f), (h) and (i) not applicable.

                  (g) [X] Parent  holding  company or  control  person,  in
                      accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.

                  (j) [X] Group, in accordance with Rule 13d-1(b)(1)(ii)(J), as to BTC and BTF.


Item 4.  Ownership

         Items 5 through 9 and Item 11 of Pages 2 through 5 of this Statement are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Items 1 and 12 of pages 3 through 5 of this Statement are incorporated herein by reference.

Item 8.  Identification and Classification of Members of the Group

         BTC and BTF are each banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.

Item 9.  Notice of Dissolution of Group

         Not applicable.




                               Page 6 of 7 pages

Item 10.  Certification

         By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2001


                                   THE BESSEMER GROUP, INCORPORATED

                                   By:  /s/ Richard R. Davis
                                      -----------------------------
                                   Name:    Richard R. Davis,
                                   Title:   Managing Director


                                   BESSEMER TRUST COMPANY


                                   By:  /s/ Richard R. Davis
                                      ------------------------------
                                   Name:    Richard R. Davis,
                                   Title:   Managing Director


                                   BESSEMER TRUST COMPANY OF FLORIDA

                                   By:  /s/ Richard R. Davis
                                      ------------------------------
                                   Name:    Richard R. Davis,
                                   Title:   Managing Director





                               Page 7 of 7 pages